EAST TEXAS FINANCIAL SERVICES, INC.


   1200 South Beckham o P. O. Box 6910 o Tyler, TX 75711-6910 o 903-593-1767 o
                                Fax 903-593-1094


                                  NEWS RELEASE

For verification, contact:     Gerald W. Free, Vice Chairman/President/CEO
                               Derrell W. Chapman, Vice President/COO/CFO

Telephone:        (903) 593-1767
Fax:              (903) 593-1094

For immediate release:  June 9, 1999

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                       EAST TEXAS FINANCIAL SERVICES, INC.
                       ANNOUNCES STOCK REPURCHASE PROGRAM

Tyler, Texas, June 9, 1999, - - - East Texas Financial Services, Inc, the holding company for First Federal Savings and Loan Association of Tyler, Texas, today announced its intention to rescind the stock repurchase program announced January 29, 1999. The Company was able to repurchase 71,203 shares out of the 73,203 shares authorized by the program.

The Company also announced a new stock repurchase program. The program calls for the Company to repurchase approximately 100,000 shares of its outstanding shares of common stock in the open market over the next twelve months. The shares will be purchased at prevailing market prices from time to time depending upon market conditions.

Gerald W. Free, President of the Company, indicated that the Board of Directors approved the repurchase program in view of the current level of the Company's common stock and the strong capital position of the Company's subsidiary, First Federal Savings and Loan Association of Tyler. Mr. Free stated that "we believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our stockholders. The repurchased shares will become treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options."

Over the past few months, shares of Company stock have traded between $10.31 and $11.00 per share. At May 31, 1999, the Company had approximately $150.3 million in assets, stockholders' equity of approximately $19.7 million, and 1,392,853 shares outstanding.


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